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                                                                     EXHIBIT 3.1

                                    RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                             BLUE ACQUISITION CORP.

         Blue Acquisition Corp., a Delaware corporation (the "Corporation"), does hereby certify that:

         FIRST: The present name of the Corporation is "National Waterworks, Inc." The Corporation was originally incorporated by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on September 5, 2002 under the name "Blue Acquisition Corp."

         SECOND: This Restated Certificate of Incorporation (the "Certificate") amends and restates in its entirety the present Certificate of Incorporation of the Corporation, and has been approved in accordance with Section 241 of the General Corporation Law of the State of Delaware.

         THIRD: The Corporation has not received any payment for any of its stock.

         FOURTH: This Certificate shall become effective immediately upon its filing with the Secretary of State of the State of Delaware.

         FIFTH: Upon the filing of this Certificate with the Secretary of State of the State of Delaware, the Certificate of Incorporation of the Corporation shall be restated in its entirety to read as set forth on Exhibit A attached hereto.

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         IN WITNESS WHEREOF, the undersigned, being the President, hereinabove named, DOES HEREBY CERTIFY, under penalties of perjury, that the facts hereinabove stated are truly set forth and, accordingly, such officer has hereunto set his hand as of October 7, 2002.

                                              /s/ James Stefanick
                                              -------------------
                                              Name:  James Stefanick
                                              Title: Assistant Secretary

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                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                            NATIONAL WATERWORKS, INC.

                                   ARTICLE I

                                      NAME

                  The name of the corporation (herein called the "Corporation") is: National Waterworks, Inc.

                                   ARTICLE II

                           REGISTERED OFFICE AND AGENT

                  The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of Newcastle. The name of the registered agent of the Corporation at such address is Corporation Service Company.

                                  ARTICLE III

                                     PURPOSE

                  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV

                                  CAPITAL STOCK

                  The total number of shares of all classes of stock which the Corporation shall have authority to issue is 100 shares, all of which shall be of one class, shall be designated Common Stock and shall have a par value of $.01 per share.

                                   ARTICLE V

                                   DIRECTORS

                  The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-laws of the Corporation. The election of directors of the Corporation need not be by ballot unless the By-laws so require.

                  A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for

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liability (i) for any breach of the director's duty of loyalty to the
Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after the date of incorporation of the Corporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

                  Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                   ARTICLE VI

                          MANAGEMENT OF THE CORPORATION

                  For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders, it is further provided:

                  (a) In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized and empowered:

                         (i) to make, alter, amend or repeal the By-laws of the Corporation in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation;

                         (ii) without the assent or vote of the stockholders, to authorize and issue securities and obligations of the Corporation, secured or unsecured, and to include therein such provisions as to redemption, conversion or other terms thereof as the Board of Directors in its sole discretion may determine, and to authorize the mortgaging or pledging, as security therefor, of any property of the Corporation, real or personal, including after-acquired property;

                         (iii) to determine whether any, and if any, what part,
                  of the net profits of the Corporation or of its surplus shall be declared in dividends and paid to the stockholders, and to direct and determine the use and disposition of any such net profits or such surplus; and

                         (iv) to fix from time to time the amount of net profits of the Corporation or of its surplus to be reserved as working capital or for any other lawful purpose.

                  In addition to the powers and authorities herein or by statute expressly conferred upon it, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the laws of the State of Delaware, of this Certificate of Incorporation and of the By-laws of the Corporation.

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                  (b) Any director or any officer elected or appointed by the stockholders or by the Board of Directors may be removed at any time in such manner as shall be provided in the By-laws of the Corporation.

                  (c) From time to time any of the provisions of this Certificate of Incorporation may be altered, amended or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this paragraph (c).

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                                                                       EXHIBIT A

                                    RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                            NATIONAL WATERWORKS, INC.